Exhibit 10.24
2007 Chief Executive Officer Incentive Plan Summary
The bonus for the CEO is determined by the Compensation Committee of the Board of Directors, following the principles and process articulated below.
The Compensation Committee assesses performance against agreed-upon objectives in three dimensions: Financial, Talent Management/Organization Development, and Business Strategy & Operations. These three dimensions, when viewed holistically, reflect firm-wide responsibility for consistently creating value for the owners of the enterprise over a sustained period of time.
In addition to performance against objectives, the Compensation Committee reviews external benchmark data each year on total compensation practices for CEO and other executive-level positions, to ensure that total rewards for the executive suite strike an appropriate balance among shareholder interest, recognition for achievement of business objectives, and retention of key executive talent.
The mechanics of the bonus plan for the CEO are described below:
At the end of the performance period (calendar year), the Compensation Committee reviews the CEO’s self assessment, upward feedback obtained from his direct reports, and summary Board of Directors feedback. At its February meeting, the Committee discusses overall performance against the three dimensions of Financial Performance, Talent/OD, and Business Strategy & Operations, and assigns an overall letter grade to the CEO’s performance. The amount of the bonus pay-out is then determined as a percentage of the CEO’s base salary, using the following schedule as a directional guideline:

Letter Grade	Payout
A	125%
A-	110%
B+	100%
B	85%
B-	70%
C+	60%
C	50%